EXHIBIT 99.1

Zydus and Assertio Holdings enter into an agreement for Zydus to acquire Assertio in all-cash tender offer

Assertio is focused on specialty and oncology supportive-care therapies

Ahmedabad, India, 13 May 2026

Zydus Lifesciences Limited (“Company”), an innovation-led global lifesciences company, today announced that Zydus Worldwide DMCC (“Zydus Worldwide”) , a subsidiary of the Company has signed a definitive agreement, through its wholly owned acquisition subsidiary Zara Merger Sub Inc., (“Zara”) (Zydus Worldwide, Zara and the Company are collectively referred to as “Zydus”) with Assertio Holdings, Inc. a U.S.-based pharmaceutical company focused on specialty and oncology supportive-care therapies (NASDAQ: ASRT) (“Assertio”), to acquire all outstanding shares of Assertio for USD 23.50 per share in cash, representing total consideration of approximately USD 166.4 million on a fully-diluted basis, calculated using the treasury stock method.

The acquisition provides Zydus with an established U.S. specialty oncology commercial platform, anchored by Assertio’s presence in oncology supportive care. Assertio’s portfolio includes ROLVEDON® (eflapegrastim-xnst), approved as a BLA by USFDA for long-acting G-CSF biologic for the prevention of febrile neutropenia in adult cancer patients receiving myelosuppressive chemotherapy. ROLVEDON® is administered once per chemotherapy cycle in the oncology supportive-care market. Zydus intends to leverage Assertio’s focused commercial infrastructure and oncology relationships to build and expand its specialty oncology presence in the U.S.

Under the terms of the merger agreement, Zydus will commence a tender offer to acquire all outstanding shares of Assertio common stock. The transaction is structured as a tender offer to be followed by a merger, subject to customary closing conditions, including the tender of shares representing at least a majority of the total number of outstanding shares of Assertio common stock. Following the successful completion of the tender offer, Zydus will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price paid in the tender offer.

The tender offer is expected to commence within five business days following the date of the merger agreement. The transaction is expected to close in the financial year 2026-27, subject to satisfaction of all closing conditions.

Speaking on the development, Dr. Sharvil P. Patel, Managing Director, Zydus Lifesciences Limited, said, “This transaction represents a strategic step in strengthening our specialty and oncology footprint in the U.S. Assertio brings a focused commercial platform and an approved oncology asset that aligns well with our long-term strategy of building differentiated, durable specialty businesses globally.”

Paul Weiss, Rifkind, Wharton & Garrison LLP is serving legal counsel to Zydus. Moelis & Company LLC is serving as financial advisor to Assertio and Gibson, Dunn & Crutcher LLP is serving as its legal counsel.

About Zydus Lifesciences Limited

Zydus Lifesciences Ltd., with an overarching purpose of empowering people with freedom to live healthier and more fulfilled lives, is an innovative, global lifesciences company that discovers, develops, manufactures, and markets a broad range of healthcare therapies. The group employs over 29,000 people worldwide, including 1,500 scientists engaged in R&D, and is driven by its mission to unlock new possibilities in lifesciences through quality healthcare solutions that impact lives. The group aspires to transform lives through pathbreaking discoveries. Over the last decade, Zydus has introduced several innovative, first-in-class products in the market to address unmet healthcare needs with vaccines, therapeutics, biologicals, and New Chemical Entities. For more details, visit www.zyduslife.com.

About Assertio Holdings, Inc.

Assertio is a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs. Our focus is on supporting patients by marketing products primarily in the oncology market. To learn more about Assertio, visit www.assertiotx.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding Zydus’ proposed acquisition of Assertio, including statements regarding the prospective benefits of the proposed transaction, the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition, and Assertio’s products and commercial platform. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur.

Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology.

Forward-looking statements reflect current beliefs and expectations; however, these statements involve inherent risks and uncertainties, including with respect to: (i) risks associated with the timing of the closing of the proposed transaction, including the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainties as to how many of Assertio’s stockholders will tender their shares in the tender offer; (iii) the possibility that competing offers or acquisition proposals for Assertio will be made; (iv) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals; (v) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (vi) the possibility of business disruptions due to transaction-related uncertainty or the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (vii) the effect of the announcement or pendency of the proposed transaction on the Company’s business and operating results, including the response of business partners and competitors and potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (viii) risks related to the diverting of management's attention from the Company's ongoing business operations; (ix) general economic and market conditions; and (x) other factors as set forth from time to time in Assertio’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Zydus and Assertio, as applicable.

The foregoing list of factors is not exhaustive. You should not place undue reliance on any forward-looking statements. Actual results could differ materially due to various factors, risks and uncertainties. Neither Zydus nor Assertio assumes any obligation to update these forward-looking statements or to conform them to future events or developments, except as required by law.This press release does not constitute an offer to buy or a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Assertio’s common stock will only be made pursuant to the tender offer materials described above under “Additional Information and Where to Find It.”

Additional Information and Where to Find It

This press release does not constitute an offer to buy or a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Assertio’s common stock will only be made pursuant to the tender offer materials described above under "Additional Information and Where to Find It."

The tender offer for the outstanding shares of Assertio common stock described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Assertio, nor is it a substitute for the tender offer materials that Zydus and its wholly owned acquisition subsidiary, Zara Merger Sub, Inc. (“Merger Sub”), will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. A solicitation and offer to buy shares of Assertio’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Zydus and Merger Sub intend to file with the SEC. In addition, Assertio will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND STOCKHOLDERS OF ASSERTIO ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF ASSERTIO SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER.

The tender offer materials and the Solicitation/Recommendation Statement will be made available to all stockholders of Assertio at no expense to them. Once filed, investors will be able to obtain these documents, free of charge, at the website of the SEC at www.sec.gov or from the information agent named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Assertio under the "Investors" section of Assertio’s website at www.assertiotx.com. In addition to the tender offer materials and the Solicitation/Recommendation Statement, Zydus and Assertio file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Assertio with the SEC for free on the SEC's website at www.sec.gov.

Contacts

Media	Investors
Sujatha Rajesh Email: sujatha.rajesh@zyduslife.com Mobile: 9974051180	Arvind Bothra Email: arvind.bothra@zyduslife.com Mobile: 9833853107